Exhibit 5.1

Dechert LLP 1900 K Street, N.W. Washington, DC 20006-1110 +1 202 261 3300 Main +1 202 261 3333 Fax

October 6, 2025

Sound Point Meridian Capital, Inc.
375 Park Avenue, 34th Floor
New York, NY 10152

Re:	Sound Point Meridian Capital, Inc.

Ladies and Gentlemen:

We have acted as counsel to Sound Point Meridian Capital, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form N-2 (File Nos. 333-288330 and 811-23881) (the “Registration Statement”), which registration statement was initially filed under the Securities Act of 1933, as amended (the “Securities Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”), with the U.S. Securities and Exchange Commission (the “Commission”) on June 26, 2025 and declared effective by the Commission on August 20, 2025, and the prospectus supplement, dated October 6, 2025 (the “Prospectus Supplement” and, together with the base prospectus, dated as of August 20, 2025, included in the Registration Statement, the “Prospectus”) in connection with the sale from time to time by (i) the Company of shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company with an aggregate offering price of up to $100,000,000 (the “Shares”), and (ii) AG Asset Strategies LLC (the “Selling Stockholder”) of up to 5,297,083 shares of Common Stock (the “Selling Stockholder Shares”), filed with the Commission pursuant to Rule 424 and Rule 430B under the Securities Act (the “Offering”).

This opinion letter is being furnished to the Company in accordance with the requirements of Item 25 of Form N-2 under the Securities Act, and no opinion is expressed herein as to any matter other than as to the legality of the Shares or the Selling Stockholder Shares.

In rendering the opinions expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments, agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below, including the following documents:

(i)	the Registration Statement;

(ii)	the Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”);

(iii)	the Bylaws of the Company (the “Bylaws”);

(iv)	the equity distribution agreement, dated as of October 6, 2025, by and among Sound Point Meridian Capital, Inc., Sound Point Meridian Management Company, LLC, Sound Point Administration LLC, the Selling Stockholder, and each of Oppenheimer & Co. Inc., Lucid Capital Markets, LLC, and B. Riley Securities, Inc (the “Equity Distribution Agreement”);

(v)	a certificate of good standing with respect to the Company issued by the Secretary of State of the State of Delaware as of a recent date (the “Certificate of Good Standing”); and

October 6, 2025 Page 2

(vi)	resolutions of the board of directors of the Company relating to, among other things, (a) the authorization and approval of the preparation and filing of the Registration Statement and Prospectus, (b) the authorization, execution and delivery of the Equity Distribution Agreement, (c) the authorization, issuance, offer and sale of the Shares pursuant to the Prospectus, certified as of a recent by an officer of the Company, and (d) the initial authorization and issuance of the Selling Stockholder Shares.

As to the facts upon which this opinion is based, we have relied, to the extent we deem proper, upon certificates of public officials and certificates and written statements of agents, officers, directors and representatives of the Company.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as copies. In addition, we have assumed (i) the legal capacity of all natural persons, (ii) the legal power and authority of all persons signing on behalf of the parties to such documents, and (iii) that the Certificate of Good Standing remains accurate and the Registration Statement remains effective at the time of the issuance and sale of the Shares.

On the basis of the foregoing and subject to the assumptions, qualifications and limitations set forth in this letter, we are of the opinion that, (i) with respect to the Shares sold by the Company pursuant to the Offering, the Shares are duly authorized by the Company and, when the Shares are (a) duly issued and delivered in connection with the Offering against receipt by the Company of payment therefor at a price per Share not less than the par value per share of the Common Stock as contemplated by the Registration Statement and the Prospectus and in accordance with the terms of the Equity Distribution Agreement, and (b) if applicable, countersigned by the transfer agent, the Shares will be validly issued, fully paid and nonassessable, and (ii) the Selling Stockholder Shares are validly issued, fully paid and nonassessable.

We express no opinion as to the validity, legally binding effect or enforceability of any provision in any agreement or instrument that (i) requires or relates to payment of any interest at a rate or in an amount which a court may determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture or (ii) relates to governing law and submission by the parties to the jurisdiction of one or more particular courts.

We are members of the bar of the State of New York, and the foregoing opinions expressed herein are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware and we do not express any opinion herein concerning any other law. We express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion.

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on October 6, 2025 and to the reference to our firm under the caption “Legal Matters” in the Prospectus, which forms a part of the Registration Statement and Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP